Computation of Ratio of Earnings to Fixed Charges
                                                                  Exhibit 12.1
Carolina First Corporation and Subsidiaries

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($ in thousands)
                                                                               Years Ended December 31,
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                                                         1995          1994          1993          1992          1991
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EARNINGS:
  Income from continuing operations
     before income taxes.......................      $    14,370  $    (1,550)  $     7,723  $      3,650  $      2,272


ADD:
  (a) Fixed charges.............................          51,573       32,902        24,845        24,145        26,708


DEDUCT:
  (a) Interest capitalized during year...........         -----         -----         -----         -----         (122)

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Earnings, for computation purposes...............    $     65,943  $   31,352  $     32,568  $     27,795  $     28,858

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FIXED CHARGES:
  Interest on indebtedness, expenses or cap......     $    50,978  $   32,509  $     24,607  $     24,010  $     26,612

  Portion of rents representative of the
     interest factor.......................                   520         393           238           135            96

  Amortization of debt expense....................             75

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Fixed charges, for computation  purposes..........    $    51,573  $   32,902  $     24,845  $     24,145  $     26,708

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Ratio of earnings to fixed charges...................        1.28 x     0.95 x        1.31 x        1.15 x        1.08 x

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